Exhibit 14.2

October 21, 2002
Activant Solutions Inc.
CODE OF BUSINESS CONDUCT AND ETHICS
          This Code of Business Conduct and Ethics (the “Code”) applies to Activant Solutions Inc. and all subsidiaries and entities controlled by it (collectively, the “Company”), and the Company’s employees, officers and directors. It has been prepared to help employees, officers and directors understand the Company’s standards of ethical business practices and to stimulate awareness of ethical issues that may be encountered in carrying our their responsibilities to the Company. Every employee, officer and director should recognize that their business actions affect the reputation and integrity of the Company. Therefore, it is essential that each take the appropriate time to read this Code and to develop a working knowledge of its provisions. No code anticipates every ethical decision that an individual may face in business. Whenever there is doubt about the right choice to make, the following should be asked:
•	Is it legal?

•	Is it consistent with the Company’s values and policies?

•	How would it look if reported on the front page of the newspaper?
          If doubt remains, then the individual should seek further guidance about the right thing to do. For employees, the first place to seek advice and guidance from, should be the employee’s immediate supervisor. If there is reason to believe that communication with the immediate supervisor about possible unethical or illegal conduct would not be helpful, then the General Counsel should be contacted directly. Directors should forward all questions or concerns about this Code to either the General Counsel or the Chairman of the Audit Committee.
          Conflicts of Interest
          The Company expects all employees, officers and directors to exercise good judgment and the highest ethical standards in their private activities outside the Company that in any way can affect the Company. At all times they shall exercise particular care that no detriment to the interests of the Company (or appearance of such detriment) may result from a conflict between those interests and any personal or business interests which the individual may have. In particular, every employee, officer and director has an obligation to avoid any activity, agreement, business investment or interest that might cause an individual to place his or her own interests, or that of any other person or entity, above his or her obligation to the Company.

          While it is not possible to describe, or even anticipate, all the circumstances and situations that might involve a conflict of interest, they may arise where an employee, officer or director, or members of his or her family:
•	solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefits as a result of his or her position in the Company (other than non-monetary items of nominal intrinsic value);

•	has a financial interest in the Company’s competitors, customers or suppliers (excluding interests that are less than 1% of the outstanding securities of a corporation or equivalent percentage of ownership interests if an unincorporated business);

•	has a consulting or employment relationship in any capacity with a competitor, customer or supplier of the Company; or

•	acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or the employee, officer or directors knows or has reason to believe at the time of acquisition that the Company is likely to have, an interest.
          The Company’s employees are expected to devote their full-time and attention to the Company’s work during their regular business hours. Though the Company encourages professional activities and community involvement, if compensation is received for such efforts, special care must be taken not to compromise duties owed to the Company. Employees are expected to disclose to management the nature of any such gainful activity.
          Subject to the limitations imposed by this Code, each employee is free to engage in outside activities that do not interfere with the performance of his/her job or otherwise conflict with the Company’s interests. Where activities may be of a controversial or sensitive nature, employees are expected to seek the guidance of the responsible supervisor or the General Counsel before engaging in such activities. No employee may use his/her Company position or title, or any Company equipment, supplies or facilities, in connection with outside activities, nor may any employee do anything that might infer sponsorship or support by the Company of such activity, unless such use has been approved in writing by Company.
          In all instances where the appearance of a conflict exists, the nature of the conflict must be disclosed to the Company. Where there is a real or perceived conflict of interest involving a director of the Company, the matter should be referred to the General Counsel for interpretation and resolution.

          Corporate Opportunities
          No employee, officer or director of the Company shall for personal or any other person’s or entity’s gain deprive the Company of any business opportunity for benefit which could be construed as related to any existing or reasonably anticipated future activity of the Company. Employees, officers and directors who learn of any such opportunity through their association with the Company may not disclose it to a third party or invest in the opportunity without first offering it to the Company.
          Protecting Company Assets
          Every employee, officer and director has a personal responsibility to protect the assets of the Company from misuse or misappropriation. The assets of the Company include tangible assets, such as products, equipment and facilities, as well as intangible assets, such as intellectual property, trade secrets and business information. The Company’s assets may only be used for business purposes and such other purposes that are approved by the Company. They may never be used for illegal purposes.
          Confidential Information
          No employee, officer or director of the Company who is entrusted with information of a confidential or proprietary nature shall disclose that information outside the Company, either during or after service with the Company, except with written authorization of the Company or as may be otherwise required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Such information may include information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures. Confidential information also includes information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential. Employees, officers and directors may not use confidential information for their own personal benefit or the benefit of persons or entities outside the Company.
          Compliance with Laws
          The Company requires its employees, officers and directors to comply with all applicable laws and regulations in countries where the Company does business. Violation of domestic or foreign laws and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. To assure compliance with applicable laws and regulations, the Company has established various policies and procedures, including those related to contract approval, employee relations, and those found in the Policies and Procedures Manual. Employees have an obligation to comply with these policies and procedures and to promptly alert management of any deviation from them.
          Legal compliance is not always intuitive. In order to comply with the law, employees, officers and directors must strive to know the law and to obtain proper guidance on the right way to proceed. This means, for example, that employees whose day-to-day work is directly affected by particular laws have a responsibility to understand them well enough to recognize potential problem areas and to know when and where to seek advice. When there is doubt as the lawfulness of any proposed activity, advice should be sought from the Legal Department.
          Employees have an obligation and are encouraged to, raise concerns promptly when they are uncertain as to the proper legal course of action or they suspect that some action may violate the law. The earlier a potential problem is detected and corrected, the better off the Company will be in protecting against harm to the Company’s business and reputation.
          Described below are summaries of certain legal obligations and policies that are particularly important to our business and reputation. Further information on any of these matters may be obtained from the Legal Department.
          Insider Trading
          No employee, officer or director may trade in securities while in possession of material, inside information or disclose material inside information to third parties (“tipping”). Material inside information is any information that has not reached the general marketplace and is likely to be considered important by investors deciding whether to trade (e.g., earnings estimates, significant business investments, mergers, acquisitions, dispositions and other developments, expansion or curtailment of operations, and other activity of significance). Using material inside information for trading, or tipping others to trade, is both unethical and illegal.
          Accordingly, no employee, officer or director of the Company may: (a) trade securities of the Company or any other company while in possession of material inside information with respect to that company; (b) recommend or suggest that anyone else buy, sell, or hold securities of any company while the employee is in possession of material inside information with respect to that company (this includes formal or informal advice given to family, household members and friends); and (c) disclose material inside information to anyone, other than those persons who need to know such information in order for the Company to properly and effectively carry out its business (e.g., to lawyers, advisers and other Company employees working on the matter). Of course, where material inside information is permitted to be disclosed, the recipient should be advised of its non-public nature and the limitations on its use. Any questions as to whether information is material on nonpublic should be directed to the Legal Department.
          Impermissible Payments
          The Company strictly prohibits giving anything of value, directly or indirectly, to a governmental official, agent or employee anywhere in the world in consideration for such official’s, agent’s or employee’s assistance or influence (including the failure by such individual to perform his/her official duty), the purpose of which is to obtain favored treatment with respect to any aspect of the Company’s business. Under no circumstance is it acceptable to for any employee, officer or director to offer, give, solicit or receive any form of bribe, kickback, payoff, or inducement.
          As a United States entity, the Company is also subject to the Foreign Corrupt Practices Act, which makes it illegal for companies and individuals to make, or offer to make, payment, directly or indirectly, to foreign governmental officials for the purposes of obtaining, retaining or directing business. Other countries have adopted similar legislation. Though in limited situations small “facilitation” payments to foreign government officials may be permissible if they are intended to expedite the routine performance of legitimate duties, this area is not always clear, and the situation must be discussed with the [Legal Department] prior to any action being taken. Any question as to whether a gift or payment would be considered improper under the Company’s guidelines or national or foreign laws, must be discussed with the Legal Department.
          Political Contributions and Activities
          In the United States, Federal and many state laws prohibit corporations from making political contributions. No direct or indirect political contribution (including the use of Company property, equipment, funds or other assets) of any kind, may be made in name of the Company, or using Company funds, unless the General Counsel or his designee has certified in writing that such political contribution complies with applicable law. When such permission is given, such contributions shall be by check to the order of the political candidate or party involved, or by such other means as will readily enable the Company to verify, at any given time, the amount and origin of the contribution.
          Fair Dealing
          Each employee, officer and director should endeavor to deal fairly with the Company’s suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Information about the Company’s competitors must be used in an ethical manner and in compliance with the law. Under no circumstance should information be obtained through theft, illegal entry, blackmail, or electronic eavesdropping, or through employees misrepresenting their affiliation with the Company or their identity. Any proprietary or non-public information about the Company’s competitors should not be used if it is suspected that such information has been obtained improperly.
          Similarly, each employee, officer and director must respect and protect any confidential or proprietary information shared with the Company. This information should not be released without proper authorization and should be used for legitimate business purposes only. Employees should not divulge any proprietary information about their former employers, nor shall any other employee ever ask them to.

          Accounting Practices
          It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with the applicable accounting principles, laws, rules and regulations. All books and records of the Company shall be kept in such a way as to fully and fairly reflect all Company transactions.
          Duty to Report Violations
          Each employee, officer and director is responsible for reporting to the Company any circumstances that such person believes in good faith may constitute a violation of this Code. Suspected policy violations may be reported by letter or telephone to the General Counsel, at the Company’s executive offices, 804 Las Cimas Pkwy., Austin, TX 78746, 512-278-5000. The company will investigate any matter so reported and will take any appropriate corrective action.
          No retribution against any individual who report violations of this Code is permitted. However, the reporting of a violation will not excuse the violation itself.
          Scope
          This Code supplements but does not supersede, change or alter the existing Company policies and procedures already in place as stated in the Policies and Procedures Manual and communicated to Company employees. Certain policies referred to herein are contained in their entirety in the Policies and Procedures Manual.
          No Company policy can provide definitive answers to all questions. If employees have questions regarding any of the goals, or standards discussed or policies referenced in this Code they should discuss their questions with their supervisor.
          Any waivers of this Code may be made only by the Board of Directors or a Board committee to which such responsibility has been delegated, and any waivers for executive officers or directors must be promptly disclosed to the Company’s shareholders and disclosed on Form 8-K filed with the Securities and Exchange Commission.